Exhibit 10.3
Albemarle Corporation
4250 Congress Street, Suite 900
Charlotte, NC 28209
July 30, 2025

J. Kent Masters, Jr.

Dear Kent:

The Board of Directors (the “Board”) of Albemarle Corporation (the “Corporation”) recognizes that the possibility of a Change in Control of the Corporation exists, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Corporation.

The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from a possible Change in Control of the Corporation.

In order to induce you to remain in the employ of the Corporation and in consideration of your continued service to the Corporation pursuant to the Amended and Restated Executive Employment Agreement, between you and the Corporation, effective as of the date hereof (the “Employment Agreement”), the Corporation agrees that you shall receive certain benefits in the event of a Change in Control and certain severance benefits in the event your employment with the Corporation is terminated subsequent to or in anticipation of a Change in Control, as set forth in this Amended and Restated Severance Compensation Agreement (this “Agreement”).

This Agreement amends and restates in its entirety the previous Severance Compensation Agreement, entered into by you and the Corporation on March 15, 2023 (the “Prior Change in Control Agreement”).

1.Definitions.

a.“Cause” has the meaning set forth in the Employment Agreement as in effect on the date hereof.

b.“Change in Control” means the occurrence of any of the following events:

(i)any Person, or “group” as defined in section 13(d)(3) of the Securities Exchange Act of 1934, becomes, directly or indirectly, the Beneficial Owner of 20% or more of the combined voting power of the then outstanding securities of the Corporation that are entitled to vote generally for the election of the Corporation’s directors (the “Voting Securities”) (other than as a result of an issuance of securities by the Corporation approved by Continuing Directors, or open market purchases approved by Continuing Directors at the time the purchases are made). However, if any such Person or “group” becomes the Beneficial Owner of 20% or more, but less than 30%, of the Voting Securities, the Continuing Directors may determine, by a vote of at least two-thirds of the Continuing Directors, that the same does not constitute a Change in Control;

(ii)as the direct or indirect result of, or in connection with, a reorganization, merger, share exchange or consolidation (a “Business Combination”), a contested election of directors, or any combination of these transactions, Continuing Directors cease to constitute a majority of the Corporation’s board of directors, or any successor’s board of directors within two years of the last of such transactions; or

(iii)the shareholders of the Corporation approve a Business Combination, unless immediately following such Business Combination, (1) all or substantially all of the Persons who were the Beneficial Owners of the Voting Securities outstanding immediately prior to such Business Combination will Beneficially Own more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Corporation through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Voting Securities, (2) no Person (excluding any employee benefit plan or related trust of the Corporation or the Corporation resulting from such Business Combination) will Beneficially Own 30% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such Business Combination, and (3) at least a majority of the members of the board of directors of the Corporation resulting from such Business Combination will be Continuing Directors.

(iv)For purposes of Paragraph 1.b. and other provisions of this Agreement, the following terms shall have the meanings set forth below:

(A)“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended and as in effect on the date of this Agreement (the “Exchange Act”).

(B)“Beneficial Owner” means that a Person shall be deemed the “Beneficial Owner” and shall be deemed to “beneficially own,” any securities:

(i)that such Person or any of such Person’s Affiliates or Associates owns, directly or indirectly;

(ii)that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that, a Person shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” securities tendered pursuant to a tender or exchange offer made by such Person or any such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange;

(iii)that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote, including pursuant to any agreement, arrangement or understanding, whether or not in writing; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” any security under this subparagraph as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding: (1) arises solely from a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with the applicable provisions of the General Rules and Regulations under the Exchange Act and (2) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(iv)that are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associates thereof) with which such Person (or any of such Person’s Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (iii) of this definition) or disposing of any voting securities of the Corporation provided, however, that notwithstanding any provision of this definition, any Person engaged in business as an underwriter of securities who acquires any securities of the Corporation through such Person’s participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933, shall not be deemed the “Beneficial Owner” of, or to “beneficially own,” such securities until the expiration of forty days after the date of acquisition; and provided, further, that in no case shall an officer or director of the Corporation be deemed (1) the beneficial owner of any securities beneficially owned by another officer or director of the Corporation solely by reason of actions undertaken by such persons in their capacity as officers or directors of the Corporation; or (2) the beneficial owner of securities held of record by the trustee of any employee benefit plan of the Corporation or any Subsidiary of the Corporation for the benefit of any employee of the Corporation or any Subsidiary of the Corporation, other than the officer or director, by reason of any influences that such officer or director may have over the voting of the securities held in the trust.

(C)“Continuing Directors” means any member of the Corporation’s Board, while a member of that Board, and (i) who was a member of the Corporation’s Board prior to the date of this Agreement, or (ii) whose subsequent nomination for election or election to the Corporation’s Board was recommended or approved by a majority of the Continuing Directors, but in each case, excluding any member whose initial nomination or election was in connection with any actual or threatened proxy contest and/or a settlement with any activist investor.

(D)“Person” means any individual, firm, company, partnership or other entity.

(E)“Subsidiary” means, with references to any Person, any company or other entity of which an amount of voting securities sufficient to elect a majority of the directors or Persons having similar authority of such company or other entity is beneficially owned, directly or indirectly, by such Person, or otherwise controlled by such Person.

c.“Change in Control Period” means (i) the two-year period commencing on a Change in Control and (ii) solely in the event such Change in Control constitutes a “change in control event” within the meaning of Section 409A, subject to the consummation of such Change in Control, the 180-day period prior to the date of a Change in Control (such 180-day period, the “Pre-CIC Period”).

d.“Code” shall mean the Internal Revenue Code of 1986, as amended.

e.“Date of Termination” shall mean:

(i)in case your employment is terminated for Total Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and

(ii)in all other cases, the date specified in the Notice of Termination (which shall not be less than thirty (30) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given).

f.“Good Reason” has the meaning set forth in the Employment Agreement as in effect on the date hereof.

g.“Incentive Compensation Award” shall mean payment or payments under Incentive Compensation Plans.

h.“Incentive Compensation Plans” shall mean any variable compensation or other incentive compensation plans maintained by the Corporation, in which awards are paid in cash, stock or other property including, but not limited to: (i) the Albemarle Corporation 2017 Incentive Plan, as amended; (ii) any variable compensation plan; or (iii) any successor plan thereto.

i.“Non-Competition Period” means the three-year period following any termination of your employment with the Corporation.

j.“Normal Retirement Date” shall mean the first day of the calendar month next following the date on which you attain the age of 65.

k.“Notice of Termination” shall mean a written notice as provided in Paragraph 14 hereof.

l.“Total Disability” shall mean total physical or mental disability rendering you unable to perform the duties of your employment for a continuous period of six (6) months. Any question as to the existence of your Total Disability upon which you and the Corporation cannot agree shall be determined by a qualified physician not employed by the Corporation and selected by you (or, if you are unable to make such selection, it shall be made by any adult member of your immediate family), and approved by the Corporation (such approval not unreasonably withheld). The determination of such physician made in writing to the Corporation and to you shall be final and conclusive for all purposes of this Agreement.

2.Compensation Upon Termination. In connection with a Change in Control, you shall be entitled to the following benefits:

a.Termination Benefits. If your employment by the Corporation shall be terminated during the Change in Control Period, and under circumstances that would qualify as a “separation from service” under Section 409A, (a) by reason of your death or

Total Disability after you have received a Notice of Termination by the Corporation other than for Cause, (b) by the Corporation other than (1) for Cause or (2) upon the expiration of the Term of Employment (as set forth in your Employment Agreement), or (c) by you for Good Reason, then you shall be entitled to the benefits provided below, without regard to any contrary provision of any plan:

(i)Accrued Payments. The Corporation, not later than the fifth (5th) day following the Date of Termination, shall (a) pay your full base salary and vacation pay accrued through the Date of Termination at the rate in effect at the time the Notice of Termination is given (or at the rate in effect immediately prior to a Change in Control, if such amounts were higher) and (b) reimburse you for any unreimbursed expenses pursuant to the Corporation’s expense reimbursement policy (clauses (a) and (b), together, the “Accrued Benefits”).

(ii)Accrued Annual Incentive Compensation. The Corporation shall pay you, not later than five (5) days following your Date of Termination, the amount of your accrued but unpaid annual Incentive Compensation which consists of the annual cash bonus (a “Prior Year Bonus”). If the Date of Termination is after the end of a Variable Compensation Year, but before such Incentive Compensation for said Variable Compensation Year has been paid, the Corporation shall pay you Incentive Compensation for that Variable Compensation Year based upon actual performance (including with respect to your applicable individual performance metric) as determined by the Corporation prior to the Change in Control in its sole discretion. If an applicable individual performance metric has not been determined as of the Date of Termination, it will be deemed achieved at target level of performance (and, in any event, with any subjective goals treated as attained at not less than target).
In addition, if the Date of Termination is other than the first day of a Variable Compensation Year, the Corporation shall pay you your annual Incentive Compensation for the Variable Compensation Year in which the Date of Termination occurs at the time the Corporation pays such amounts for such year to other eligible employees of the Corporation (no later than March 15th of the following year), in an amount equal to the Incentive Compensation for the year in which the Change in Control occurs determined based on the actual level of performance, multiplied by a fraction, the numerator of which is the total number of days which have elapsed in the current Variable Compensation Year to the Date of Termination, and the denominator of which is three hundred sixty-five (365) (such bonus, the “Prorated Bonus”).

If there is more than one annual Incentive Compensation Program, your accrued and target annual Incentive Compensation shall be calculated separately for each Program.

For the purpose of this Paragraph 2.a.(ii), “Incentive Compensation Program” means any of the Incentive Compensation Plans defined in Paragraph 1.h and any other plan or program for the payment of annual incentive compensation, variable compensation, bonus, benefits or awards for which you were, or your position was, eligible to participate other than long term incentive equity awards that are addressed under Paragraph 3 of this Agreement; “Incentive Compensation” means any compensation, variable compensation, bonus, benefit or award paid or payable under an annual Incentive Compensation Program; and “Variable Compensation Year” means a calendar or fiscal plan year of an Incentive Compensation Program.

(iii)Insurance Coverage. If you timely elect COBRA coverage for yourself or your eligible dependents under the Corporation’s group medical, dental or vision plans, the Corporation shall pay 100% of the premiums for such coverage at no cost to you until the earliest of (i) the second anniversary of the termination of your employment, (ii) the date you become eligible for comparable coverage under plans under another employer’s policies and (iii) the date you become eligible for coverage under Medicare.

(iv)Retirement Benefits. The Supplemental Pension Benefit Credits made on your behalf under the Albemarle Corporation Executive Deferred Compensation Plan (“EDCP”) as well as all earnings accrued on such amounts, shall be immediately vested and non-forfeitable and shall be paid in accordance with the terms of the EDCP.

(v)Outplacement Counseling. The Corporation shall make available to you, at the Corporation’s expense, outplacement counseling. You may select the organization that will provide the outplacement counseling, however, the Corporation’s obligation to provide you benefits under this subparagraph (v) shall be limited to $25,000. This counseling must be used, if at all, no later than the end of the second calendar year after the year of your Date of Termination.

(vi)Financial Counseling. For each of the calendar year in which your Date of Termination occurs and the immediately following calendar year, the Corporation shall make available to you financial counseling services, which may include tax counseling services, and you may select the organization that will provide you with such services; provided, however, that (i) the Corporation’s obligation to reimburse or provide the benefits under this subparagraph (vi) shall be limited to an amount no greater than $12,500 for each such calendar year and (ii) in the event that your Date of Termination is less than 60 days before the end of the calendar year in which the Date of Termination occurs, then the availability of such benefits shall be available beginning January 1 of the calendar year following such Date of Termination.

(vii)Severance Payment. The Corporation shall pay as severance pay to you, not later than the fifth (5th) day following the Release Effective Date (as defined below), a lump sum severance payment (the “Severance Payment”) equal to three (3) times the following:

(a)    the greater of your annual base compensation which was payable to you by the Corporation immediately prior to the Date of Termination and your annual base compensation which was payable to you by the Corporation immediately prior to a Change in Control (not taking into account any reductions of annual base salary which would constitute Good Reason or were made in the six (6) months prior to the Date of Termination) whether or not such annual base compensation was includible in your gross income for federal income tax purposes; plus

(b)     the greater of your target annual variable compensation that was in place immediately prior to a Change in Control (not taking into account any reductions of target annual variable compensation which would constitute Good Reason or made in the six (6) months prior to the Date of Termination) or your target annual variable compensation that was in place immediately prior to the Date of Termination (whether or not such award was includible in your gross income for federal income tax purposes).
The Severance Payment shall be reduced by the amount paid to you under Paragraph 7.b below.

Notwithstanding the foregoing, in the event the termination of employment described in this Paragraph 2.a occurs during the Pre-CIC Period, the amounts payable to you pursuant to this Agreement shall be made without duplication of (i.e., shall be reduced by) the amount of any payments or benefits paid or provided under Section 6(a) of the Employment Agreement, on or within thirty (30) days following the date of the Change in Control.

(viii)Reduction of Payments.
If the payments or benefits to which you will be entitled under this Agreement (referred to in this Paragraph as the “Payments”) would cause you to be liable for the federal excise tax levied on certain “excess parachute payments” under Code Section 4999 (“Excise Tax”), then the Payments shall be reduced (or repaid to the Corporation, if previously paid or provided) as provided below. In no event shall you be entitled to receive any kind of gross-up payment or Excise Tax reimbursement from the Corporation. For purposes of this Paragraph 2.a.(viii), the terms “excess parachute payment” and “parachute payment” will have the meanings assigned to them by Section 280G of the Code.

If your Payments exceed 2.99 times your “Base Amount” (as defined in Code Section 280G), a “reduced payment amount” shall be calculated by reducing the Payments to the minimum extent necessary so that no portion of any Payment, as so reduced or repaid, constitutes an “excess parachute payment.” If it is determined that any Excise Tax is payable by you, you shall receive either (i) all Payments otherwise due to you or (ii) the reduced payment amount described in the preceding sentence, whichever will provide you with the greater after-tax economic benefit taking into account for these purposes any applicable Excise Tax and any applicable income and employment taxes at the highest marginal rate.

Whether Payments to you are to be reduced, pursuant to this Paragraph 2.a.(viii), and the extent to which they are to be so reduced, will be determined by the 280G Firm (as defined below) and the Corporation will notify you in writing of its determination. Any such notice shall describe in reasonable detail the basis of the 280G Firm’s determination. The Corporation will retain, at its expense, a nationally recognized accounting firm or compensation consultant selected by the Corporation and reasonably acceptable to you to review the matter (the “280G Firm”). Such 280G Firm shall meet with you and your representatives and the Corporation and its representatives and thereafter render its written opinion as to the extent, if any, that in such firm’s reasonable judgment the payments and benefits otherwise due to you hereunder must be reduced hereunder. The decision of such firm concerning the extent of any required reduction in such payments and benefits shall be final and binding on both you and the Corporation absent manifest error.

The Corporation and you shall cooperate in case of a potential change in ownership or control of the Corporation to consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants and/or acceleration of incentive compensation, although the Corporation cannot guarantee any such alternatives will be available or approved by the Corporation and neither you nor the Corporation shall be obligated to enter into them.

(ix)No Duty to Mitigate. You shall not be required to mitigate the amount of any payment provided for in this Paragraph 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit hereunder be reduced by any compensation earned by you as the result of employment by another employer or by retirement benefits after the Date of Termination.

(x)Six Month Delay. If, as of the Date of Termination, you are considered a Specified Employee (as such term is defined in Section 409A), any payments or benefits due upon, or within the six month period following and due to, a termination of your employment that constitutes a “deferral of compensation” within the meaning of Section 409A and which do not otherwise qualify under the exemptions under Treas. Reg. Section 1.409A-1, shall be paid or provided to you in a lump sum on the earlier of (i) the first day of the month following the six month anniversary of your separation from service (as such term is defined in Section 409A) for any reason other than death, and (ii) the date of your death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(xi)Relocation. The Corporation shall reimburse you for your expenses incurred in connection with relocating from your Charlotte, North Carolina residence to another residence within the United States after your termination of employment, provided such relocation occurs by the end of the second year after the year that contains your Date of Termination. Expenses covered under this Paragraph shall not include any expenses incurred in connection with the sale of your residence purchased in Charlotte, North Carolina other than any real estate closing costs and commissions owed in connection with selling the Charlotte residence. For purposes of clarification only, the Corporation shall have no obligation to purchase your residence in Charlotte. Except as otherwise provided in this subparagraph (xi), the benefits provided for hereunder shall be in accordance with the Corporation’s U.S. Domestic Relocation Policy. The benefits described in this subparagraph (xi) must be used, if at all, no later than the end of the second year after the year that contains your Date of Termination, and the reimbursement of expenses must be paid to you no later than the end of the third year after the year that contains the Date of Termination.

b.Payments While Disabled. During any period prior to the Date of Termination and during the Change in Control Period (other than the Pre-CIC Period) that you are unable to perform your full-time duties with the Corporation, whether as a result of your Total Disability or as a result of a physical or mental disability that is not total or is not permanent and therefore is not a Total Disability, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all other compensation and benefits that are payable or provided under the Corporation’s benefit plans, including its disability plans. After the Date of Termination, your benefits shall be determined in accordance with the Corporation’s benefits, insurance and other applicable programs. The compensation and benefits, other than salary, payable or provided pursuant to this Paragraph 2.b shall be (x) the greater of (1) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect immediately prior to a Change in Control and (2) the amounts computed under the disability benefit plans, insurance and other applicable programs in effect at the time the compensation and benefits are paid, (y) the Prior Year Bonus and (z) the Prorated Bonus for the year of termination.

c.Payments if Termination by the Corporation for Cause, or by You Other Than With Good Reason. If your employment is terminated by the Corporation for

Cause or by you other than with Good Reason, the Corporation shall pay you (x) your accrued but unpaid base salary and vacation pay through the Date of Termination, at the rate in effect at the time Notice of Termination is given and (y) solely upon a resignation by you other than with Good Reason, the Prior Year Bonus. You shall receive any payment due under this Paragraph 2.c on the Corporation’s first regular payroll date following the Date of Termination. Thereafter the Corporation shall have no further obligation to you under this Agreement.

d.After Death. If your employment shall be terminated by reason of your death, your benefits shall be determined in accordance with the Corporation’s benefits and insurance programs then in effect except that if your death occurs after the execution of a definitive agreement that results in a Change in Control, then your beneficiary shall be entitled to the benefits under this Agreement as if the Corporation issued you a Notice of Termination terminating your employment without Cause thirty (30) days after a Change in Control. The compensation and benefits, other than the benefits determined in accordance with the immediately preceding sentence, payable or provided pursuant to this Paragraph 2.d shall consist of (x) the Prior Year Bonus and (y) the Prorated Bonus in the year of termination.

e.Termination by the Corporation without Cause upon Expiration of the Term of Employment. If, during the Change in Control Period (other than the Pre-CIC Period), your employment is terminated by the Corporation without Cause upon expiration of the Term of Employment, then you shall be entitled to the benefits provided below:

(i)The Corporation shall pay you the Accrued Benefits.

(ii)If the Date of Termination is on or after the end of a compensation year under the AIP (as defined in the Employment Agreement), but before the AIP bonuses for such AIP year have been paid, the Corporation shall pay you an AIP bonus for such AIP year based upon the calculated company score and your individual performance modifier set by the Corporation at the time the Corporation sets the AIP bonus amounts for such year for all other eligible employees of the Corporation (with any subjective individual goals being treated as attained at not less than target).

(iii)Your outstanding equity awards under the LTIP (as defined in your Employment Agreement) shall be treated in accordance with the terms of your Employment Agreement and the applicable Notices of Award for such awards.

(iv)The Corporation shall reimburse you for your expenses incurred in connection with relocating from your Charlotte, North Carolina residence to another residence within the United States after your termination of employment. Expenses covered under this subparagraph (iv) shall not include any expenses incurred in connection with your sale of a residence purchased in Charlotte, North Carolina other than any real estate closing costs and commissions owed in connection with selling the Charlotte residence. For purposes of clarification only, the Corporation shall have no obligation to purchase your residence in Charlotte. Except as otherwise provided in this subparagraph (iv), the benefits provided for hereunder shall be in accordance with the Corporation’s U.S. Domestic Relocation Policy. The benefits described in this subparagraph (iv) must be used, if at all, no later than the end of the second year after the year that contains the Date of Termination, and the reimbursement of expenses must be paid to you no later than the end of the third year after the year that contains the Date of Termination.

(v)For each of the calendar year in which your Date of Termination occurs and the immediately following calendar year, the Corporation shall make available to you financial counseling services, which may include tax counseling services, and you may select the organization that will provide you with such services; provided, however, that (i) the Corporation’s obligation to reimburse or provide the benefits under this subparagraph (vi) shall be limited to an amount no greater than $12,500 for each such calendar year and (ii) in the event that your Date of Termination is less than 60 days before the end of the calendar year in which the Date of Termination occurs, then the availability of such benefits shall be available beginning January 1 of the calendar year following such Date of Termination.
Payments and benefits under this Section 2 are intended to be paid or provided, as the case may be, without duplication of amounts paid or benefits provided to you under your Employment Agreement. In the event that you received payments or benefits under the corresponding provisions of your Employment Agreement as a result of a termination by the Corporation without Cause or by you with Good Reason for periods prior to the a Change in Control, then the forgoing amounts will be reduced accordingly, with any additional amounts payable hereunder paid in full on or within five (5) days of the Change in Control, and without the requirement of execute a new Release of claims.

3.Treatment of Long Term Incentive Plan Awards Upon a Change in Control. Upon a Change in Control, any outstanding long term incentive awards granted under one or more of the Incentive Compensation Plans shall be treated in accordance with the terms of the Notices granting such awards and the vesting provisions with regard to such awards set forth in your Employment Agreement. In the event a Notice of Award does not provide for how the award will be treated upon a Change in Control, the provisions of the applicable Plan shall govern.

4.Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through March 30, 2027; provided, however, that commencing on March 31, 2027 and each anniversary of such date thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than December 31 of the preceding year, the Corporation or you shall have given notice that it or you do not wish to extend this Agreement. Notwithstanding any such notice by the Corporation or you not to extend the Agreement, if a Change in Control shall have occurred (or a definitive transaction agreement, the consummation of which would result in a Change in Control, shall have been signed) prior to such termination of this Agreement, the attempted termination of this Agreement shall be deemed ineffective and this Agreement shall continue in full force and effect. In any event, the term of this Agreement shall expire on the second (2nd) anniversary of the date of the Change in Control. In addition, this Agreement shall terminate if your employment is terminated by you with Good Reason or by the Corporation without Cause prior to a Change in Control and no Change in Control occurs within 180 days following such termination.

5.Successors; Binding Agreement.

a.Successors of the Corporation. The Corporation will require any Successor to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree, by an agreement in form and substance satisfactory to you, to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assent at least five business days prior to the time a person becomes a Successor (or where the Corporation does not have at least five business days advance notice that a person may become a Successor, within three business days after having notice that such person may become or has become a Successor) shall constitute Good Reason by you and, if a Change in Control has occurred or thereafter occurs, shall entitle you immediately to the benefits provided in Paragraph 2.a hereof upon delivery by you of a Notice of Termination which the Corporation, by executing this Agreement, hereby assents to. For purposes of this Agreement, “Successor” shall mean any person that purchases all or substantially all of the assets of the Corporation or the Surviving Corporation (and Parent Corporation, if applicable) or obtains or succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Corporation’s business directly, by merger or consolidation, or indirectly, by purchase of voting securities of the Corporation or by acquisition of rights to vote voting securities of the Corporation or otherwise, including but not limited to any person or group that acquires the beneficial ownership or voting rights described in Paragraph 1.b.(i).

b.Your Successor. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die following your Date of Termination while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6.Confidentiality. You acknowledge and agree that the covenants contained in Section 5 of the Employment Agreement are incorporated herein by reference (such covenants, the “Confidentiality Covenants”).

7.Restrictive Covenants; Consideration.

a.You acknowledge and agree that the covenants contained in Section 8 of the Employment Agreement are incorporated herein by reference (such covenants, the “Restrictive Covenants”).

b.In consideration for your agreement to the covenants incorporated by reference in Paragraph 7.a, the Corporation shall pay you, not later than the fifth (5th) day following the Release Effective Date, the amount determined to be the value of your agreement to the Restrictive Covenants during the Non-Competition Period (the “Non-Competition Payment”); provided that, for the avoidance of doubt, the Non-Competition Payment shall not be a value greater than the Severance Payment. The value of your Non-Competition Payment for these purposes shall be determined by an unrelated third party in the business of valuing non-competition payments (the “Valuation Firm”). All costs for obtaining and defending the valuation shall be borne by the Corporation.
The payment made to you pursuant to this Paragraph 7 is intended to constitute reasonable compensation for purposes of the Code. You shall notify the Corporation in writing of any written claim, objection, litigation, assessment, etc. by any federal, state, or local taxing authority regarding the Non-Competition Payment and its treatment as reasonable compensation under the Code. The notification shall apprise the Corporation of the nature of such claim and shall include a copy of any written correspondence from the relevant taxing authority. Such notification shall be given as soon as practicable but no later than thirty (30) business days after you actually receive notice in writing of such claim. The Corporation shall be responsible for hiring qualified legal counsel and other professionals acceptable to you to defend any challenge and pursue litigation regarding the Non-Competition Payment’s status as reasonable compensation under the Code until the matter is concluded. Any expenditure by the Corporation in any year to defend against the claim shall not have any impact on the expenses the Corporation may incur in defending against the claim in any subsequent year. The Corporation shall pay any expenses related to defense of the claim no later than the year after the year the expense was incurred. The obligation of the Corporation to defend against any claim may not be subject to liquidation or exchanged for any other benefit. The Corporation’s obligations under this Paragraph 7 shall be performed by the Corporation in good faith.

8.Remedies.

a.You acknowledge that the restrictions contained in the Confidentiality Covenants and the Restrictive Covenants above are necessary to protect the Corporation’s confidential and proprietary information, trade secrets, intellectual property and other legally protectable business information; and you further acknowledge and agree that each and every restriction in the Confidentiality Covenants and the Restrictive Covenants is reasonable in all respects, including duration, territory and scope of activity.

b.You agree that the restrictions contained in the Confidentiality Covenants and the Restrictive Covenants above shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between you and the Corporation. To the extent that any restriction of the Confidentiality Covenants and the Restrictive Covenants is determined by any court of competent jurisdiction to be unenforceable, you and the Corporation expressly agree and intend that such restriction be reduced in scope to the extent permitted by law, and that such remaining restriction be enforced, and that the other restrictions of the Confidentiality Covenants and the Restrictive Covenants remain in full force and effect.

c.You agree that the existence of any claim or cause of action by you against the Corporation, under this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of the covenants and restrictions in the Confidentiality Covenants and the Restrictive Covenants.

d.You acknowledge and agree that the injury the Corporation will suffer in the event of the breach by you of any of the Confidentiality Covenants and the Restrictive Covenants will cause the Corporation irreparable injury that cannot be adequately ascertained or compensated by monetary damages alone. Therefore, you agree that the Corporation, without limiting any other legal or equitable remedies available to it, shall be entitled to obtain equitable relief by injunction or otherwise, without the posting of any bond, from any court of competent jurisdiction, including, without limitation, injunctive relief to prevent your failure to comply with the terms and conditions the Confidentiality Covenants and the Restrictive Covenants. The periods of time referenced in each of the Restrictive Covenants shall be tolled on a day-for-day basis for each day during which you violate the Restrictive Covenants in any respect, so that you are restricted from engaging in the activities prohibited by the Restrictive Covenants for the full time period.

9.Notice to Corporation to Cure. In the event that you believe that you have a Good Reason, you shall notify the Corporation in writing of such fact and the reasons therefore no later than 90 days after your knowledge that the relevant event has occurred. The Corporation may within thirty (30) days after your notice, elect to take such steps that would be necessary so that you would no longer have a Good Reason. If the Corporation has not cured the basis for Good Reason, you may terminate employment for Good Reason within sixty (60) days following the end of the cure period. Failure by you to satisfy the requirements of the first sentence of this Paragraph 9 will result in there not being any Good Reason for purposes of this Agreement. Conversely, in the event that the Corporation believes that you have engaged in conduct constituting Cause or any material breach of the terms and conditions of the Confidentiality Covenants and the Restrictive

Covenants, the Corporation shall notify you in writing of such fact and the reasons therefore no later than 90 days after the Corporation’s knowledge that relevant event has occurred. You may within thirty (30) days after your notice, elect to take such steps that would be necessary so that Cause for termination of your employment by the Corporation would no longer exist. Failure of the Corporation to satisfy the requirements of the fifth sentence of this Paragraph 9 will result in there not being any Cause for termination of your employment by the Corporation for purposes of this Agreement.

10.Relationship to Other Agreements. To the extent that any provision of any other agreement between the Corporation and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement, including the Prior Change in Control Agreement, shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. Notwithstanding the foregoing, nothing in this Agreement shall supersede any provision of the Employment Agreement except as expressly provided in the Employment Agreement.

11.Nature of Payments. All payments to you under this Agreement shall be considered severance payments in consideration of your past service to the Corporation.

12.Validity. If any provision or term (or part thereof) of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision or term (or part thereof) in that jurisdiction or the whole of the Agreement in any other jurisdiction, all of which shall remain in full force and effect.

13.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.Notice. Any purported termination of your employment by the Corporation or by you following a Change in Control shall be communicated to the other party by a Notice of Termination. A Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Board of the Corporation with a copy to the Secretary and General Counsel of the Corporation or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

15.Fees and Expenses. The Corporation shall pay all legal fees and related expenses incurred by you: (i) as a result of your termination following a Change in Control, (ii) in seeking to obtain or enforce any right or benefit provided by this Agreement (including all fees and expenses, if any, incurred in contesting or disputing any such termination or incurred by you in seeking advice in connection therewith), (iii) in making the determinations under Paragraph 2.a.(viii), (iv) in seeking advice to determine whether you have a Good Reason and providing the notice to the Corporation under Paragraph 9, (v) and contesting any claim by the Corporation under Paragraph 8; provided that such fees are incurred no later than the end of the second calendar year after the year of your Date of Termination. The Corporation shall pay or reimburse you for the reasonable cost of your attorney’s fees incurred in the negotiation of this Agreement and related agreements, within thirty (30) days of receipt of documentation reasonably satisfactory to the Corporation of the incurrence of such attorney’s fees.

16.Release. In order to receive payment of the amounts under Paragraph 2.a.(ii), (iii), (iv), (v), (vi) and (vii) and Paragraph 2.g.(ii) and (iv), you shall execute and deliver to the Corporation a General Release in the form reasonably attached hereto as Exhibit A. Such General Release must be executed and become effective and irrevocable within the sixty (60)-day period following your termination (such effective date, the “Release Effective Date”), provided, however, that to the extent any amounts payable under Paragraph 2.a.(ii), (iii), (iv), (v), (vi) or (vii) or Paragraph 2.g.(ii) or (iv) constitute deferred compensation for purposes of Section 409A, and the sixty (60)-day period referred to herein shall commence in one tax year and end in the subsequent tax year, the payments described in this Paragraph 16 shall be made solely in the subsequent tax year.

17.Survival. The respective obligations of, and benefits afforded to, the Corporation and you as provided in Paragraphs 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 15 and 16 of this Agreement shall survive termination of this Agreement.

18.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

19.Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Virginia.

20.Section 409A Compliance.

a.The intent of the parties is that payments and benefits under this letter are either exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”), and this letter will be interpreted accordingly. If payments under this Agreement constitute “deferred compensation” within the meaning of Section 409A of the Code, it is the intention and belief of the Corporation that, to the extent required to avoid taxes or penalties under Section 409A of the Code, the payments provided under this Agreement comply in all respects with Section 409A of the Code, and all payments under this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code. To the extent that the Corporation and you in good faith determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A, the Corporation and you shall reform such provision to attempt to comply with or be exempt from Section 409A with your consent. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Corporation without violating the provisions of Section 409A.
In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. References in this Agreement to a “termination,” “termination of employment” or similar terms shall mean “separation from service” (within the meaning of Section 409A of the Code).

b.If, at the time of your “separation from service” (within the meaning of Section 409A of the Code), (i) you are a “specified employee” (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable pursuant to this Agreement constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period (the “Delayed Payment Date”). Except as otherwise determined by the Corporation in its sole discretion, such amount shall be paid without interest.

c.In the event that all or any of the health care benefits to be provided pursuant to this Agreement as a result of your “separation from service” constitute “deferred compensation” under Section 409A, the Corporation shall provide for such benefits constituting such deferred compensation in a manner that complies with Section 409A. To the extent necessary to comply with Section 409A of the Code, the Corporation shall determine the health care premium cost necessary to provide such benefits constituting deferred compensation for the applicable coverage period and shall pay such premium cost that becomes due and payable during the applicable coverage period on the applicable due date for such premiums; provided, however, that if you are a “specified employee”, the Corporation shall not pay any such premium cost until the Delayed Payment Date. If the Corporation’s payment pursuant to the previous sentence is subject to a Delayed Payment Date, you shall pay the premium cost otherwise payable by the Corporation prior to the Delayed Payment Date, and on the Delayed Payment Date the Corporation shall reimburse you for such Corporation premium cost paid by you and shall pay the balance of the Corporation’s premium cost necessary to provide such benefit coverage for the remainder of the applicable coverage period as and when it becomes due and payable over the applicable period.

d.To the extent that any reimbursements payable to you pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to you no later than December 31 of the year following the year in which the cost was incurred; the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year; and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

e.Your right to receive any installment payments payable hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.

f.The vesting of any stock-based compensation awards which constitute Section 409A “deferred compensation” and are held by you, if you are a Specified Employee, shall be accelerated in accordance with this Agreement to the extent applicable; provided, however, that the payment in settlement of any such awards shall occur on the Delayed Payment Date to the extent required by Section 409A

21.Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both you and the Corporation.

22.Headings; Construction. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. Any Attachments to this Agreement are incorporated herein by reference and shall be deemed a part of it.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

ALBEMARLE CORPORATION

By	/s/ Melissa H. Anderson
Name:	Melissa H. Anderson EVP, Chief People & Transformation Officer

Agreed to this 30th day
of July, 2025

/s/ J. Kent Masters, Jr.
J. Kent Masters, Jr.

EXHIBIT A
FORM OF RELEASE
This WAIVER AND RELEASE OF CLAIMS (this “Release”) is entered into on [●], by and between Albemarle Corporation, a Virginia corporation (the “Company”), and J. Kent Masters (“Executive”).
WHEREAS, the Company and Executive entered into the Amended and Restated Severance Compensation Agreement, dated as of July 30, 2025 (the “Severance Agreement”) pursuant to which Executive is eligible for payment of the amounts and benefits described in Section 2 of the Severance Agreement (collectively, the “Severance”), and
WHEREAS, defined terms used but not defined herein shall have the meanings given thereto in the Severance Agreement.
NOW, THEREFORE, in consideration of such payments due to Executive under the Severance Agreement, the Company and Executive hereby agree as follows:
1.Waiver and Release. For valuable consideration from the Company, receipt of which is hereby acknowledged, Executive waives, releases, and forever discharges the Company and its current and former parents, subsidiaries, affiliates, divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns, and the Company’s parents’, subsidiaries’, and affiliates’ divisions, shareholders, owners, members, officers, directors, attorneys, agents, employees, insurers, successors, and assigns (collectively, referred to as the “Company Releasees”) from any and all rights, causes of action, claims or demands, whether express or implied, known or unknown, that arise on or before the date that Executive executes this Release, which Executive has or may have against the Company and/or the Company Releasees in connection with Executive’s employment or the termination thereof, including, without limitation, any rights, causes of action, claims, or demands relating to or arising out of the following:

a.anti-discrimination, anti-harassment, and anti-retaliation laws, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit employment discrimination based on age; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex (including sexual harassment or sexual abuse); the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; the Americans With Disabilities Act and §§ 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination;
other employment laws, such as the Worker Adjustment and Retraining Notification Act, which requires that advance notice be given of certain workforce reductions; the Executive Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Family and Medical Leave Act, which requires employers to provide leaves of absence under certain circumstances; state laws which regulate wage and hour matters, including all forms of compensation, vacation pay, sick pay, compensatory time, overtime, commissions, bonuses, and meal and break periods; state family, medical, and military leave laws, which require employers to provide leaves of absence under certain circumstances; the Sarbanes Oxley Act; and any other federal, state, or local laws relating to employment;
b.tort, contract, and quasi-contract claims, such as claims for wrongful discharge, physical or personal injury, sexual harassment or sexual abuse, intentional or negligent infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, unjust enrichment, promissory estoppel, breach of covenants of good faith and fair dealing, negligent hiring, negligent supervision, negligent retention, and similar or related claims;
all remedies of any type, including, without limitation, damages and injunctive relief, in any action that may be brought on Executive’s behalf against the Company and/or the Company Releasees by any government agency or other entity or person; and
c.subject to Section 2 of this Release, any compensation or benefits, whether provided for under the Severance Agreement or otherwise.
Executive understands that Executive is releasing claims about which Executive may not know anything at the time Executive executes this Release. Executive acknowledges that it is Executive’s intent to release such unknown claims, even though Executive recognizes that someday Executive might learn new facts relating to Executive’s employment or learn that some or all of the facts Executive currently believes to be true are untrue, and even though Executive might then regret having signed this Release. Nevertheless, Executive acknowledges Executive’s awareness of that risk and agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any laws intended to protect Executive from waiving unknown claims except as provided otherwise in this Release.
2.Excluded Claims. Notwithstanding anything to the contrary in this Release, this Release, including the waiver and release contained herein, shall not include, adversely affect, alter or extinguish, in each case, (a) any rights of Executive as a shareholder with respect to any shares of Company common stock owned by Executive or as an equity-award or unit award holder with respect to shares of Company common stock in accordance with the terms of the applicable award agreement (as amended and/or restated); (b) awards to Executive from or by a government agency for providing information or any rights or claims that may arise after the date on which Executive executes this Release; (c) any rights or claims for the Severance or to enforce the Severance Agreement (including all rights to accrued benefits) in accordance with its terms; (d) any rights or claims to seek enforcement of the terms and conditions of this Release; (e) any rights to indemnification or to fiduciary liability insurance coverage under the Severance Agreement, the Company’s charter, bylaws or similar agreements; or (f) any rights or claims that cannot be released under applicable law, including Executive’s rights to file a charge with an administrative agency or to participate in an agency investigation, including but not limited to the
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right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (such rights or claims under clauses (a) to (f), the “Reserved Rights”).
Executive agrees that the Company and its affiliates have no obligation to hire or rehire Executive at any time in the future. Executive forever releases, waives, and relinquishes any right or claim to be hired by, or to reinstatement with, the Company or its affiliates. Executive agrees that this Release is a lawful, non-discriminatory, and non-retaliatory basis upon which the Company and its affiliates may refuse to hire or rehire Executive.
3.Executive agrees that no promise or inducement to enter into this Release has been offered or made except as set forth herein and that Executive is entering into this Release without any threat or coercion and without reliance on any statement or representation made on behalf of the Company or its affiliates or by any person employed by or representing the Company or its affiliates, except for the written provisions and promises contained in this Release.
The parties agree that damages incurred as a result of a breach of this Release will be difficult to measure. It is, therefore, further agreed that, in addition to the remedy set forth herein or any other remedies, equitable relief will be available in the case of a breach of this Release.
4.The parties agree and acknowledge that this Release, and the settlement and termination of any asserted or unasserted claims against the Company Releasees pursuant to the Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Company Releasees to Executive.
No Other Claims; Representations.
a.No Claims Have Been Filed. Executive represents and warrants that Executive has filed no claims, lawsuits, charges, grievances, or causes of action of any kind against the Company and/or any of the Company Releasees.
Review Period. Executive represents and warrants that he has been informed that he has the right to consider this Release for a period of forty-five (45) days from receipt, and Executive has signed on the date indicated below after concluding that this Release is satisfactory to Executive.
b.Representations. Neither the Company, nor any of its directors, employees, or attorneys, has made any representations to Executive concerning the terms or effects of this Release other than those contained herein.

5.Executive acknowledges that Executive may later discover facts different from or in addition to those which Executive knows or believes to be true now, and Executive agrees that, in such event, this Release shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.
This Release may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release (including, for the avoidance of doubt, with respect to the Reserved Rights).
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6.If all or any part of this Release is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Release. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
This Release shall not be altered, amended, or modified except by written instrument executed by the Company and Executive. A waiver of any portion of this Release shall not be deemed a waiver of any other portion of this Release.
7.This Release may be signed in counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument. A signature made on a faxed or electronically mailed copy of the Release or a signature transmitted by facsimile or electronic mail will have the same effect as an original signature.
This Release shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia without regard to its choice of law principles.
8.Executive also understands that Executive has the right to revoke this Release within seven (7) days after execution, and that this Release will not become effective or enforceable until the revocation period has expired, by giving written notice by regular mail to the following:
Albemarle Corporation
Attention: General Counsel
4250 Congress Street, Suite 900
Charlotte, NC 28209

(Signature Page To Follow)

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Waiver and Release of Claims.

EXECUTIVE

Date:

COMPANY

By:

Title:

Date:

[Signature Page to Waiver and Release of Claims]